PFEIFER FabriTec

July 26, 2019

FINAL GMP PROPOSAL – Rev. 1

HydroHouse – One (1) Dual Skin ETFE HydroHouse Structure
Perris, CA

Attn: **Troy McClellan, Robert Freimanis**
To: Canivate Growing Systems Ltd.
Tel:
Email: troy.mcclellan@canivate.ca, Robert.freimanis@canivate.ca
CC: **FT PR18-220-CA**

PROPOSAL DESCRIPTION

FabriTec Structures, LLC is pleased to offer the following Design/Build GMP proposal for the above project. FabriTec will design, engineer, fabricate, supply and install one (1) Dual Skin ETFE Greenhouse Structure, referred to as the HydroHouse, supported by steel and cables in general appearance with FabriTec 3D Model Rev. 10, dated 07/25/2019 and as further described below:

This project has a total fabric plan area of approximately 35,000 square feet with a total fabric surface area of approximately 49,250 square feet per ETFE layer.

We acknowledge receipt of: *No Addendums Received*



GMP PROPOSAL PRICING: **US$6,701,930 (Six Million, Seven Hundred One Thousand, Nine Hundred Thirty US Dollars)**

Our Bond Rate, should it be required, is 1.15% and is not included in the price.
This proposal is valid for **30 days**.
Our proposal shall be referenced in any contract drafted for this project.

Dallas Headquarters
1011 Regal Row
Dallas, TX 75247
Phone +1-877-887-4233
Fax +1-214-920-9582

New York
3730 California Road
Orchard Park, NY 14127
Phone +1-877-887-4233
Fax +1-716-662-2260

California
115 East 2nd Street, Suite 101
Tustin, CA 92780
Phone +1-714-427-6980
Fax +1-714-427-6983

South East
358 Primrose Walk
Fort Mill, SC 29715
Phone +1-704-280-1719
Fax +1-214-920-9582

www.fabritecstructures.com

SCOPE OF WORK

DESIGN/ENGINEERING **Design to ASCE 7-10, 110 mph ultimate wind speed, 12-psf live load. Design to current federal, state & local codes.**

Non-linear analysis of the configuration will be conducted using NDN (www.ndnsoftware.com), a leading software analysis program for tension fabric structures.

FabriTec's proposal for the Project includes the following:

1. Final reaction loads for foundation design by others.
2. Design and engineering for tensile membrane HydroHouse structure.
3. Patterning for fabrication of architectural membrane.
4. We include limited assistance to the GC/Owner for their coordination to our steel; for any MEP requirements which are to be supplied and installed by others. At this time the only MEP item we are considering are the dynamic foam blower units.
5. No additional super imposed loads included for things such as lighting or fire suppression systems. All such items to be independently supported and connected.
6. Design and Engineering support for building department approval.
7. Wet sealed design drawings and calculations by licensed Structural Engineer in the State of California.
8. Although not currently included in our 3D model, we include provision for:
   - ✓ Fall protection lugs along the roof
   - ✓ Connection plate(s) for lightning protection
   - ✓ Additional support steel on Main Truss for blowers, electrical, fall protection
   - ✓ Access ladder, its location and how it affects the platform
   - ✓ Final gutter/wall isolation solution at headhouse wall
   - ✓ Stemwall design change
   - ✓ Installation lugs

FabriTec's proposal for the Project <u>does not</u> include the following:

1. Design or engineering of any MEP requirements or any other ancillary items unless specifically identified in inclusions, (limited assistance only).
2. Design or engineering of gutters, downspouts, scuppers, or rain diverters, other than internal gutters at headhouse wall to collect dynamic foam.
3. Design or engineering of other site work or Owners/general contractors work.

FURNISHED MATERIALS

FabriTec's proposal for the Project includes the following:

1. **304.43 Tons** of structural carbon steel directly associated with HydroHouse down to and including base plates, all with Sherwin-Williams Prep-SSPC-SP10; two coats Macropoxy 646; and one coat Sher-Loxane 800 finish painted system. *All field connections to be bolted – No Field Welding.* HydroHouse steel scope includes:
   - ✓ *Main Roof Truss with Flying Mast*
   - ✓ *Wall Vertical Planer Trusses*
   - ✓ *Wall Lower Edge Planer Trusses*
   - ✓ *Wall Horizontal Planer Trusses*
   - ✓ *Eaves*
   - ✓ *Corner Structural Struts*
   - ✓ *Door Framing*
   - ✓ *Steel at Headhouse Wall (Seal Plates) – **Detail to follow confirming intended scope break approach***
   - ✓ *Roof Posts & Cross Clamps*
   - ✓ *Fall protection lugs along the roof*
   - ✓ *Connection plate(s) for lightning protection*
   - ✓ *Additional support steel on Main Truss for blowers, electrical, fall protection*

- ✓ *Final mounting of access ladder (ladder provided by GC), its location and how it affects the platform*
- ✓ *Final gutter/wall isolation solution at headhouse wall*
- ✓ *Installation lugs*
- ✓ *Main truss access ladder*

2. Structural roof and wall cables includes:
   - ✓ *1 5/8" Diameter Galfan coated full locked upper roof and tie-back cables*
   - ✓ *5/8" Diameter Galfan coated spiral strand lower roof cables*
   - ✓ *3" Diameter Galvan coated full locked flying mast cables with open bridge sockets one end*
   - ✓ *7/16" Diameter Galfan coated spiral strand horizontal frame restraint cables.*
3. Fabricated Clear 300 mu ETFE architectural membrane Outer Roof and Walls.
4. Fabricated Clear 150 mu ETFE architectural membrane Lower Roof and Walls.
5. 10mm diameter Outer and 8mm diameter Inner Stainless steel ETFE support cables.
6. Anodized aluminum clamp system with stainless steel fasteners as required.
7. Aluminum edge flashings and EPDM gasketing.
8. Diamond plate base on main truss catwalk.
9. One (1) main truss access hatch.
10. Provision of our standard one (1) year workmanship warranty and the film manufacturer's standard ten (10) year limited pass-thru material warranty. Our standard workmanship warranty is for the tensile membrane components we supply. *Because of surety requirements, any performance bond, that may be required, will cover only the first year of the warranty. The warranty will be a separate document between FabriTec Structures, LLC and the Owner. Upon completion of our work, FabriTec Structures, LLC will execute the warranty.*
11. Repair kit with maintenance documents.
12. Use tax.

FabriTec's proposal for the Project does not include the following:

1. Performance or payment bonds, building permits or fees of any kind.
2. *Steel at Headhouse Wall (Gutters, Extrusion Plates, Cable Lugs) – Designed by FabriTec, supplied and shop welded to headhouse structural steel by others –* ***Detail to follow confirming intended scope break approach***
3. Any site demolition, modifications, or repairs to other's buildings, landscaping, or restoration work.
4. Any site survey.
5. Any mechanical, electrical, lighting, fire suppression system, speaker systems, lightning protection systems, or attachments to our work unless otherwise specified (limited coordination only).
6. Any welding of our headhouse wall supplied steel to the headhouse wall structural steel.
7. Any AESS requirements for steel fabrication or erection.
8. Any gutters, downspouts, scuppers, rain diverters, or attachment to our work other than internal gutters at headhouse wall to collect dynamic foam.
9. Concrete footings, foundations, stemwall, anchor bolts, grouting of base plates, and/or installation.
10. Any mock-ups.

Note: FabriTec provides reaction loads at the base plates and details showing anchor bolt patterns, diameter, and projection above the concrete. The client's structural engineer is responsible to determine the size and shape of the foundations, type and size of rebar cages, and length and shape of the anchor bolts.

INSTALLATION

FabriTec will be responsible for the erection of our furnished materials for the HydroHouse. FabriTec will provide necessary labor at Non-Union / Non-Prevailing wage structure. FabriTec will also provide necessary equipment, rigging and tools required for the installation of our scope.

FabriTec's proposal assumes and is conditioned on the following:

1. The HydroHouse will be accessible by drive up for unloading of our trucks and installation with our equipment, including cranes, personnel man-lifts, and forklifts. Crane mats and any additional precautions for concrete or other site surface / sub-surface conditions have not been included. The site is conducive for all construction forms of equipment. It is understood that at time of our installation the necessary foundations and headhouse wall will be in place and ready to accept connection of our materials, the concrete floor of the HydroHouse will be in place, and the concrete stemwall design change will have a sufficient section left out to allow for equipment access to the HydroHouse floor for our installation.
2. We will require the ability to perform all of our work with clear, sequential, and continuous access without interruption during normal daytime working hours. We have assumed **one** mobilization for the installation of steel and ETFE film; if additional mobilizations are required there will be an additional charge. We will require exclusive access to the area for our work during the installation process.
3. Box outs for recessed below grade column base plates by others. The box out area will be a minimum of 50% greater than the supplied base plate size equal all sides. These areas need to be free of debris for FabriTec to set our steel.
4. No special entry conditions / requirements or daily site delays accessing the work areas.
5. Secure storage and adequate lay down area for our tools, equipment, and materials within close proximity to the HydroHouse will be provided, free of charge.
6. Our price assumes others to provide 200 amp / 110-volt service and necessary potable water available within 100' of our work.
7. We will require site sanitary facilities and refuse containers by others within 200' of work area.
8. FabriTec will leave its work and materials in a clean condition at the conclusion of our work. Any additional cleaning that may become necessary will be the responsibility of others.
9. FabriTec shall be reimbursed for work stoppage or delays caused by other parties.
10. Barricades and public security requirements, should they be required, are not included.

PROJECT SCHEDULE *Schedule durations are subject to review and modification in 30 days.*

Note: No work will commence until our accounting department receives a fully executed contract and financial sovereignty of our client.

Refer to FabriTec Proposed Schedule dated 5/21/2019

**An as-built survey of the anchor bolts is required prior to shop drawing completion.*

PAYMENT TERMS

Our offer is contingent upon our ability to invoice and receive monthly progress payments in accordance with a mutually agreed upon Schedule of Values for materials purchased and/or in fabrication and/or stored off site.

We will submit monthly progress billings by the 25th of each month projected to the final day of the month we are billing.

We will submit a detailed payment schedule along with various deposit requirements and notice of funding verifications prior to major purchase commitments upon notice to proceed.

Any retainage withheld shall be payable within 60 days of substantial completion.

All payments are due within 30 days of receipt of the invoice. Late payments are subject to one percent (1%) interest charge per month. We reserve the right to suspend work in the event of breach of payment terms, *in excess of 60 days*.

ADDITIONAL COMMENTS

1. We will accept the Canivate form of subcontract in form and substance acceptable to FabriTec.
2. Any deviations from the drawings or specifications without the mutual consent of both FabriTec and Canivate will be subject to a Change Request/Change Order. Change orders will be invoiced as required.
3. We will attend meetings while present on site; all others to be conducted via audio / go-to meeting conferencing if required.
4. We exclude all liquidated and consequential damages.
5. This offer does not include Builder's Risk Insurance. We require to be named as an additional insured on the Owners/GC's Builder's Risk Policy and we will have no responsibilities for any deductibles.
6. Our offer is based on positioning seams and patterning to achieve maximum fabric efficiency.
7. Owner/GC shall provide an as-built survey or drawing showing the intended location for the HydroHouse and any surrounding structures which could cause interferences or access with our structure before post-approval engineering begins. If the appropriate tolerances are not held in placing the anchor bolts or interface attachment plates and it results in additional re-engineering or re-work there will be additional costs and it will be the subject of a change order.
8. FabriTec makes this offer for the project on the basis that the HydroHouse will be designed and fabricated based on the theoretical geometry; therefore, the accuracy of headhouse wall interface, foundation and anchor bolt placement is critical. The foundations and anchor bolts must be installed with the following maximum tolerances.
   A. Anchor bolts must be installed true to the template. FabriTec will provide a single metal template for each typical bolt pattern.
      i. Anchor bolts must be installed true to the template and perpendicular to the template plane.
      ii. The top of the concrete and anchor bolts must be set to +- 1/8" of required elevation to ensure proper projection and elevations as per 3D system work points.
9. Survey requirements of the Owner/GC:
   A. All survey coordinate data (XYZ coordinates or northing, easting, elevation) shall be issued to FabriTec in an excel format and in an autocad file format (dwg/dxf) with lines, points and "solid" shapes as required.
   B. Scan survey shall only be used with FabriTec approval. If approved, the survey contractor will do secondary processing to develop the scan survey into a comprehensive 3D model file along with the point cloud data shall be supplied to FabriTec.
   C. A coordination meeting between FabriTec and the survey contractor is required before any survey work is started.
   D. Foundation pier data points requirements:
      i. Top of pier elevations.
      ii. Top of all anchor bolts.
      iii. Verify bolt diameter, document any variance from design.
      iv. Verify anchor bolt threads extend to the top of pier.
      v. Verify plumbness of all anchor bolts. Document all variances equal to or greater than ¼" including direction of slant. For oblique piers, the term plumbness shall be taken to mean squareness of the projected anchor with respect to the concrete bearing surface.
      vi. All conduit/drainage pipes or drain holes, etc. Document all drainage pipe, drainage hole and conduit (or conduit group), etc. center point and diameter.
      vii. All corner points and depth of shear pockets.
      viii. If foundation is recessed, a top of finished grade is required next to each recess foundation.
   E. Embed plate data point requirements:
      i. Center of exposed surface.
      ii. Outer edge of embed.
      iii. Verify embed is horizontal/vertical within 3 degrees.
      iv. All items that apply from note D.
   F. Survey contractor to document any observed interferences (i.e. tree limbs, eaves on roof, signs, etc.).
   G. Provide photos of all foundations and general site layout including any observed interferences.
10. Due to the specialty nature of our work, the products used and limited availability of scope items we cannot commit to any MBE/WBE/DBE goals should they be required on the project.
11. We require a minimum of 3 working days to respond to notice or provide notices for non-emergency events such as Change Order requests, notice of time extensions, notice of cure, etc.

12. Our proposal includes only those US custom fees, duties, tariffs, and importation fees in effect as of the date of this proposal. Additionally, FabriTec would require reimbursement for additional costs, including, but not limited to, raw materials, freight, etc., resulting directly or indirectly from changes to US customs and/or tariff policies which change after the date of this offer.
13. When applicable, FabriTec reserves the right to implement a surcharge for significant increases in raw materials, including the following, but not limited to: fuel, steel, fabric/film and concrete. Due to the duration of proposal validity and contract durations, FabriTec reserves the right to implement this surcharge when raw material and transportation cost increases warrant it as applicable. For projects including steel, the steel raw materials price is based upon the AMM pricing index as of the date of this proposal. *Due to the volatility experienced in raw material steel and fabric/film prices, it will be necessary to order, invoice, and receive payment for steel and fabric/film as soon as final types and sizes can be determined to help minimize potential cost escalation.*

End of Proposal

CLIENT APPROVAL:

FabriTec Structures, LLC is hereby authorized to proceed with the work:

AUTHORIZED SIGNATURE______________________________

DATED: ________________

Thank you for the opportunity to present this offer.

Regards,

Garry L Becker
President

Prime Contract Change Order (CO)

Project Information	
Project #	2148
Title	Canivate Perris
Address	Harley Knox Blvd. And Perris Blvd.
City, State, Zip	Perris, CA 92376
Country	USA

Prime Contract Change Order	
CO #	1
Issue Date	7/25/2019
Subject	Total Change Orders -See breakdown 2nd Page

Owner/Customer	
Contact	Troy McClellan
Company	Canivate Growing Systems Ltd.
Address	#500-1112 West Pender Street
City, State, Zip	Vancouver, BC, Canada V6E 2S1
Country	Canada
Phone	604-757-0952
Fax	

Prime Contract Company	
Contact	Troy McClellan
Company	Canivate Growing Systems Ltd.
Address	#500-1112 West Pender Street
City, State, Zip	Vancouver, BC, Canada V6E 2S1
Country	Canada
Phone	604-757-0952
Fax	

You are directed to make the following changes to this Contract:

All other terms and conditions of the Contract Documents shall remain in effect.

Original Contract Price	$310,000.00
Net change by previous Change Orders	$0.00
Contract Amount Prior to this Change	$310,000.00
Amount of this Change Order	$6,391,930.00
Revised Contract Amount, including this Change Order	$6,701,930.00

The Contract time due to this Change Order is: N/A

Response: ☒ Accept ☐ Do Not Accept

Company

By [signature] Date 07/25/20

Fabritec Structures, LLC
Company

By [signature] Date 7-25-2019

HydroHouse - Perris1 - Initial 90 day SOV

date: 2019-07-12

	6/7/2019 GMP	Remove Steel @ Headhouse Wall	Stem Wall Change		Present GMP
Pre-Approval Engineering	$ 310,000		$ 85,000	=	$ 395,000
Post-Approval Engineering	$ 245,000			=	$ 245,000
ETFE, SS Cables & Clamping	$ 1,222,000			=	$ 1,222,000
Structural Steel	$ 2,149,000	$ (31,400)	$ (287,500)	=	$ 1,830,100
Structural Cables	$ 446,000			=	$ 446,000
Construction	$ 2,571,300		$ (7,470)	=	$ 2,563,830
	$ 6,943,300	$ (31,400)	$ (209,970)		$ 6,701,930

		Billings			
90 day SOV		25-Jul	25-Aug	25-Sep	25-Oct
Pre-Approval Engineering	$ 395,000				
Invoiced to Date	$ 294,300				
Original Scope	$ 15,700	$ 15,700			
Stem Wall Design Change	$ 85,000	$ 42,500	$ 34,000	$ 8,500	
	$ 395,000				
Post-Approval Engineering (14 weeks)	$ 245,000				
4/14ths (Sep-Oct-Nov), 2/14ths (Dec)	$ 245,000			$ 70,000	$ 70,000
	$ 245,000				
ETFE, SS Cables & Clamping	$ 1,222,000				
ETFE Roll Goods Purchase	$ 282,500	$ 94,167	$ 94,167	$ 94,166	
Covertex Schedule Deposit	$ 160,000	$ 160,000			
	$ 442,500				
Structural Steel	$ 1,830,100				
Steel Raw Material Purchase	$ 762,575		$ 254,192	$ 254,192	$ 254,191
Steel Fabrication	$ 615,900				$ 100,000
Steel Painting	$ 343,425				
Steel Freight	$ 108,200				
	$ 1,830,100				
Structural Cables	$ 446,000				
Pfeifer Cable Deposit	$ 140,000			$ 140,000	
Pfeifer Cable Raw Materials	$ 150,000				$ 75,000
Pfeifer Cable Assembly	$ 156,000				
	$ 446,000				
Construction	$ 2,563,830				
		$ 312,367	$ 382,359	$ 566,858	$ 499,191